                                                         EXHIBIT 10.53


                   MANUFACTURING AND DISTRIBUTION AGREEMENT

                                   BETWEEN

                           BIOCIRCUITS CORPORATION
                                     AND
                        BECTON DICKINSON AND COMPANY
                                 THROUGH ITS
               BECTON DICKINSON MICROBIOLOGY SYSTEMS DIVISION

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                             TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

    1.1     "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     "Accessories" . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3     "Biocircuits Patent Rights" . . . . . . . . . . . . . . . . . .   2
    1.4     "Biocircuits Technology". . . . . . . . . . . . . . . . . . . .   2
    1.5     "Cartridge" . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.6     "Control" . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.7     "Confidential Information". . . . . . . . . . . . . . . . . . .   2
    1.8     "Distributor Price" . . . . . . . . . . . . . . . . . . . . . .   2
    1.9     "Existing Cartridges" . . . . . . . . . . . . . . . . . . . . .   2
    1.10    "510K filing" . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.11    "FDA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.12    "FD & C Act". . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.13    "Good Manufacturing Practices". . . . . . . . . . . . . . . . .   3
    1.14    "Instrument". . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.15    "Manufacture Date". . . . . . . . . . . . . . . . . . . . . . .   3
    1.16    "Manufacturing Specifications". . . . . . . . . . . . . . . . .   3
    1.17    "Material Supply Breach". . . . . . . . . . . . . . . . . . . .   3
    1.18    "New Cartridge" . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.19    "Net Sales" . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.20    "Producer Price Index". . . . . . . . . . . . . . . . . . . . .   4
    1.21    "Products". . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    1.22    "Product Specification" . . . . . . . . . . . . . . . . . . . .   4
    1.23    "Regulatory Approval" . . . . . . . . . . . . . . . . . . . . .   4
    1.24    "Sell", "Sale" or "Sold". . . . . . . . . . . . . . . . . . . .   4
    1.25    "Tooling" . . . . . . . . . . . . . . . . . . . . . . . . . . .   4



ARTICLE 2. APPOINTMENT OF BECTON AS DISTRIBUTOR; CARTRIDGES.. . . . . . . .   4
    2.1     Grant of Becton Rights. . . . . . . . . . . . . . . . . . . . .   4
    2.2     Referral of Inquiries.. . . . . . . . . . . . . . . . . . . . .   4
    2.3     Sale of Competing Products by Becton. . . . . . . . . . . . . .   5
    2.4     Notification of Offers to Acquire Biocircuits.. . . . . . . . .   5
    2.5     Development of Cartridges.. . . . . . . . . . . . . . . . . . .   5
    2.6     Discount Against Purchases. . . . . . . . . . . . . . . . . . .   6
    2.7     Change in Products. . . . . . . . . . . . . . . . . . . . . . .   6
    2.8     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . .   7
    2.9     Back-Up Manufacturing License.. . . . . . . . . . . . . . . . .   7
    2.10    Technology Escrow.. . . . . . . . . . . . . . . . . . . . . . .   8
    2.11    Facilities Approval.. . . . . . . . . . . . . . . . . . . . . .   8
    2.12    Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


                                       i.
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                             TABLE OF CONTENTS
                                (CONTINUED)
                                                                            PAGE
    2.13    Product Dating. . . . . . . . . . . . . . . . . . . . . . . . .   8


ARTICLE 3. FORECASTS; ORDERING; DELIVERY AND ACCEPTANCE . . . . . . . . . .   9
    3.1     Cartridge and Accessories Forecasts and Orders. . . . . . . . .   9
    3.2     Instrument Forecasts and Orders.. . . . . . . . . . . . . . . .   9
    3.3     Order Acceptance; Changes.. . . . . . . . . . . . . . . . . . .   9
    3.4     Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.5     Inspection and Rejection. . . . . . . . . . . . . . . . . . . .  10



ARTICLE 4. SIGNING FEE; PRICES; ROYALTIES; PAYMENT TERMS; STOCK PURCHASE. .  11
    4.1     Signing Fee.. . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.2     Price.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.3     Royalties.. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.4     Payment Terms.. . . . . . . . . . . . . . . . . . . . . . . . .  12
    4.5     Exchange Rate.. . . . . . . . . . . . . . . . . . . . . . . . .  12
    4.6     Blocked Currency. . . . . . . . . . . . . . . . . . . . . . . .  12
    4.7     Withholding Taxes.. . . . . . . . . . . . . . . . . . . . . . .  12
    4.8     Other Taxes; Transportation; Insurance. . . . . . . . . . . . .  12
    4.9     Overdue Payments. . . . . . . . . . . . . . . . . . . . . . . .  12
    4.10    Records; Audit of Sales and Expenses. . . . . . . . . . . . . .  13
    4.11    Stock Purchase. . . . . . . . . . . . . . . . . . . . . . . . .  13
    4.12    Valuation.. . . . . . . . . . . . . . . . . . . . . . . . . . .  13


ARTICLE 5. MARKETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    5.1     Promotion and Marketing.. . . . . . . . . . . . . . . . . . . .  13
    5.1.4   Packaging.. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    5.2     Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.3     Customer Support. . . . . . . . . . . . . . . . . . . . . . . .  16



ARTICLE 6. BIOCIRCUITS PRODUCT WARRANTY . . . . . . . . . . . . . . . . . .  16
    6.1     Product Warranty. . . . . . . . . . . . . . . . . . . . . . . .  16
    6.2     Exclusions. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    6.3     Disclaimer. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    6.4     No Warranty Pass Through. . . . . . . . . . . . . . . . . . . .  17


ARTICLE 7. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .  17
    7.1     Mutual Representations and Warranties.. . . . . . . . . . . . .  17
    7.2     Patents.  Biocircuits . . . . . . . . . . . . . . . . . . . . .  17
    7.3     Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . . .  18


                                       ii.
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                             TABLE OF CONTENTS
                                (CONTINUED)
                                                                            PAGE

ARTICLE 8. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  18
    8.1     Indemnification by Biocircuits. . . . . . . . . . . . . . . . .  18
    8.2     Indemnification by Becton.. . . . . . . . . . . . . . . . . . .  18
    8.3     Limitation Of Liability.. . . . . . . . . . . . . . . . . . . .  19
    8.4     Indemnification Procedure.. . . . . . . . . . . . . . . . . . .  19
    8.5     Intellectual Property.. . . . . . . . . . . . . . . . . . . . .  19


ARTICLE 9. MANUFACTURE OF INSTRUMENTS BY BECTON . . . . . . . . . . . . . .  20
    9.1     License Grant.. . . . . . . . . . . . . . . . . . . . . . . . .  20
    9.2     Production and Manufacturing Standards. . . . . . . . . . . . .  20
    9.3     Delivery of Tooling and Test Equipment. . . . . . . . . . . . .  20
    9.4     Delivery of Manufacturing Information.. . . . . . . . . . . . .  20
    9.5     Labels and Packaging Materials. . . . . . . . . . . . . . . . .  20
    9.6     Testing and Documentation.. . . . . . . . . . . . . . . . . . .  20
    9.7     Facilities Approval.. . . . . . . . . . . . . . . . . . . . . .  21
    9.8     Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    9.9     Approval for Manufacturing Changes. . . . . . . . . . . . . . .  21
    9.10    Becton Warranties Regarding Manufacture of Instruments. . . . .  21


ARTICLE 10. PRODUCT RECALLS; ADVERSE EVENTS . . . . . . . . . . . . . . . .  22
    10.1    Product Recall. . . . . . . . . . . . . . . . . . . . . . . . .  22
    10.2    Adverse Events. . . . . . . . . . . . . . . . . . . . . . . . .  22


ARTICLE 11. INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . .  22
    11.1    Ownership of Proprietary Rights.. . . . . . . . . . . . . . . .  22
    11.2    Infringement of Biocircuits Patent Rights by Third Parties. . .  23


ARTICLE 12. CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . . . . .  23
    12.1    Nondisclosure Obligations.. . . . . . . . . . . . . . . . . . .  23
    12.2    Exceptions. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    12.3    Authorized Disclosure.. . . . . . . . . . . . . . . . . . . . .  24
    12.4    Prior Confidentiality Agreement.. . . . . . . . . . . . . . . .  24


ARTICLE 13. COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . .  25
    13.1    Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .  25


ARTICLE 14. TERM, TERMINATION, AND EFFECT OF TERMINATION. . . . . . . . . .  25
    14.1    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    14.2    Early Termination by Either Party.. . . . . . . . . . . . . . .  26
    14.3    Early Termination by Biocircuits. . . . . . . . . . . . . . . .  26
    14.4    Surviving Obligations.. . . . . . . . . . . . . . . . . . . . .  26


                                      iii.
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                             TABLE OF CONTENTS
                                (CONTINUED)
                                                                            PAGE
    14.5    Effect of Termination.. . . . . . . . . . . . . . . . . . . . .  26
    14.6    No Liability for Termination. . . . . . . . . . . . . . . . . .  27
    14.7    Accrued Obligations.. . . . . . . . . . . . . . . . . . . . . .  27
    14.8    Additional Purchases Upon Expiration or Termination.. . . . . .  27


ARTICLE 15. DISPUTE RESOLUTION; GOVERNING LAW; VENUE; OFFICIAL LANGUAGE . .  28
    15.1    Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . .  28
    15.2    Governing Law; Venue. . . . . . . . . . . . . . . . . . . . . .  29
    15.3    English Language. . . . . . . . . . . . . . . . . . . . . . . .  29


ARTICLE 16. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  29
    16.1    No Agency; No Joint Venture; Independent Contractor.. . . . . .  29
    16.2    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    16.3    Entire Agreement; Amendment.. . . . . . . . . . . . . . . . . .  29
    16.4    Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  30
    16.5    Benefits of this Agreement. . . . . . . . . . . . . . . . . . .  30
    16.6    Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    16.7    Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    16.8    Force Majeure.. . . . . . . . . . . . . . . . . . . . . . . . .  31
    16.9    Patent Marking. . . . . . . . . . . . . . . . . . . . . . . . .  31
    16.10   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  31
    16.11   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    16.12   Publicity.. . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                      iv.

                 MANUFACTURING AND DISTRIBUTION AGREEMENT

    THIS MANUFACTURING AND DISTRIBUTION AGREEMENT (the "Agreement") is effective as of the 24th day of October, 1997 (the "Effective Date"), by and between BIOCIRCUITS CORPORATION, a Delaware corporation ("Biocircuits") with its principal place of business at 1324 Chesapeake Terrace, Sunnyvale, California 94089 and BECTON, DICKINSON AND COMPANY, a New Jersey corporation ("Becton") through its BECTON DICKINSON MICROBIOLOGY SYSTEMS DIVISION, with its principal place of business at 7 Loveton Circle, Sparks, Maryland 21152.

    WHEREAS, Biocircuits desires to establish a worldwide marketing relationship for the Instrument, the Cartridges and the Accessories (each as defined below) and desires to contract with a third party to manufacture the Instruments after January 1, 1998;

    WHEREAS, Becton sells a broad range of medical supplies and devices for use by health care professionals and desires to add to its product line for point-of-care diagnostics;

    WHEREAS, Becton and Biocircuits have previously entered into a Letter of Intent dated June 27, 1997 (the "LOI"), setting forth certain terms for an agreement pursuant to which Becton would purchase the Instruments, Cartridges and Accessories from Biocircuits, and on an exclusive basis re-sell them to third-party distributors and end-users through a network of Becton sales representatives;

    WHEREAS, after the Manufacture Date (as defined below), Becton will continue to re-sell the Cartridges and Accessories on an exclusive basis and will undertake to manufacture or have manufactured the Instruments subject to the terms and conditions set forth herein and thereafter continue to re-sell the Instruments also on exclusive basis;

    WHEREAS, Becton and Biocircuits desire to enter into a definitive agreement to the foregoing effect;

    NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties hereby agree as follows:

                                   AGREEMENT
                                   ARTICLE 1

  DEFINITIONS. As used herein, the following terms shall have the following meanings:

    1.1 "AFFILIATE" shall mean any company or entity controlled by, controlling or under common control with a party, specifically, any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a


                                       1.

party and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of a party.

    1.2 "ACCESSORIES" shall mean the Products set forth on Exhibit A which may be amended from time to time by Biocircuits.

    1.3 "BIOCIRCUITS PATENT RIGHTS" shall mean those United States and foreign patents and patent applications which are listed on Exhibit B hereto and incorporated herein, including any and all substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates and foreign counterparts of the foregoing.

    1.4 "BIOCIRCUITS TECHNOLOGY" shall mean all know-how, technology, trade secrets, processes, data, methods, manufacturing processes and any physical, chemical or biological material or other information which Biocircuits owns, Controls or acquires or has or acquires a license to (with the right to sublicense) necessary or useful for (i) manufacture, marketing, sale, offer for sale, importation and distribution of the Instrument (ii) marketing, sale, offer for sale, importation and distribution of the Cartridges or (iii) marketing, sale, offer for sale, importation and distribution of the Accessories.

    1.5 "CARTRIDGE" shall mean, collectively, Existing Cartridges, New Cartridges or any other Biocircuits' cartridge, excluding cartridges used to perform quality control or quality assurance testing, manufactured for use with the Instrument, all as set forth on Exhibits C and D attached hereto which may be amended from time to time.

    1.6 "CONTROL" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

    1.7 "CONFIDENTIAL INFORMATION" shall mean, subject to the exceptions set forth in Section 12.2, any information received by one party from the other party pertaining to the Biocircuits Technology, the Biocircuits Patent Rights, all know-how, data, processes or techniques relating to the Products and any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form and whether received pursuant to this Agreement or pursuant to the Confidentiality Agreement as defined in Section 12.4.

    1.8 "DISTRIBUTOR PRICE" shall mean the purchase price paid by an entity that sells a Product to the ultimate end user of such Product.

    1.9 "EXISTING CARTRIDGES" shall mean those Cartridges identified as Existing Cartridges on Exhibit C.


                                       2.

    1.10 "510K FILING" shall mean a pre-market notification submitted to the FDA for regulatory clearance of a new medical device prior to introduction in the United States market and its foreign equivalent as applicable.

    1.11 "FDA" shall mean the United States Food and Drug Administration, and any successor thereto, and its foreign equivalents.

    1.12 "FD & C ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, as amended from time to time.

    1.13 "GOOD MANUFACTURING PRACTICES" or "GMP" shall mean the good manufacturing practice regulations promulgated from time-to-time by the FDA for the manufacture of medical devices in the United States and other countries. "cGMP" or "current GMP" shall mean the GMP practices in effect at a particular time, including in the United States the requirements set forth in the FDA's current Quality System Regulation, as it may be amended from time to time.

    1.14 "INSTRUMENT" shall mean Biocircuits' IOS-Registered
Trademark-Instrument as described in functional specifications J517-0001, Revision F.

    1.15 "MANUFACTURE DATE" shall mean January 1, 1998.

    1.16 "MANUFACTURING SPECIFICATIONS" shall mean the specifications for the manufacture of the Instruments which shall initially be agreed to by the parties and which may thereafter be amended from time to time by the parties pursuant to Section 9.9.

    1.17 "MATERIAL SUPPLY BREACH" shall mean a failure of Biocircuits to supply, for reasons other than force majeure, any Instruments, Cartridges and/or Accessories to Becton, pursuant to purchase orders accepted by Biocircuits, for a period of at least [**] days from the date specified for delivery of such Instruments, Cartridges and/or Accessories in such accepted Becton purchase orders.

    1.18 "NEW CARTRIDGE" shall mean those Cartridges identified as New Cartridges on Exhibit D.

    1.19 "NET SALES" shall mean the actual gross amount charged on account of the Sale of Products Sold by or on behalf of Becton or its Affiliates less the following amounts to the extent actually incurred or allowed on account of the Sale of such Products: (i) credits or rebates on returns, (ii) cash discounts in amounts customary in the trade, and (iii) promotional allowances actually granted to distributors. No deduction shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Becton, and on its payroll, or for the cost of collections. Amounts received by Becton or its Affiliates for the sale of the Products among Becton or its Affiliates for resale or other disposition shall not be included in the computation of Net Sales hereunder; PROVIDED, HOWEVER, that the subsequent resale or other disposition of such Products to third parties, whether made directly by Becton or indirectly


[**] Confidential Treatment Requested


                                      3.

through an Affiliate, is included in the computation of Net Sales hereunder. The Net Sales amount for Instruments leased or otherwise installed (and not sold) shall be the average Net Sales amount for Instruments sold (and not leased) during the calendar quarter in which the relevant Installation occurred.

    1.20 "PRODUCER PRICE INDEX" shall mean the United States Bureau of Labor Statistics Producer Price Index for the net output of major industry groups, total manufacturing industries, for the most recent twelve (12) month period preceding the date of such Index for which data is publicly available.

    1.21 "PRODUCTS" shall mean, collectively, the Instrument, the Cartridges and the Accessories.

    1.22 "PRODUCT SPECIFICATION" shall mean the specifications for Products which shall be initially agreed to by the parties and which may thereafter be amended from time to time by the parties. The current Product Specification is contained in the documents listed on Appendix A to this Agreement, copies of which have been delivered to Becton.

    1.23 "REGULATORY APPROVAL" shall mean, with respect to a country, all approvals, licenses, registrations, clearances or authorizations of the FDA or any other federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, manufacture, storage, import, transport and sale of a Product in such country.

    1.24 "SELL", "SALE" OR "SOLD" shall mean to sell, lease, distribute, market, install or otherwise dispose of and to use in connection with those activities.

    1.25 "TOOLING" shall mean the computers used for equipment testing, production dies, molds, fixtures and other tooling, owned by Biocircuits, used in production of the Instrument or its component parts.

                               ARTICLE 2

             APPOINTMENT OF BECTON AS DISTRIBUTOR; CARTRIDGES.

    2.1 GRANT OF BECTON RIGHTS. Biocircuits hereby appoints Becton, and Becton hereby accepts such appointment, as the sole distributor for the Products worldwide and Biocircuits grants to Becton an exclusive license, with no right of sublicense, under the Biocircuits Technology and the Biocircuits Patent Rights to market, sell and distribute the Products worldwide for the term of this Agreement. Biocircuits shall not appoint any other distributor for the Products and shall not itself Sell the Products except to Becton pursuant to this Agreement. Becton will not, without the prior written consent of Biocircuits, sell, market or distribute any version of any Products other than the versions Biocircuits designates as its current versions.

    2.2 REFERRAL OF INQUIRIES. Biocircuits agrees to refer all bona fide inquiries regarding the Sale of the Products received by it to Becton. Becton shall refer to Biocircuits any inquiry


                                      4.

which Becton may receive for the purchase of any Biocircuits products not covered by this Agreement.

    2.3 SALE OF COMPETING PRODUCTS BY BECTON. In consideration for the rights granted to Becton pursuant to Section 2.1 above, Becton agrees that during the term of this Agreement, it will not (a) manufacture, sell, license, lease or otherwise distribute any product that is directly competitive with the Products for the less than five (5) physician group practice office laboratory market, or (b) utilize any of the Biocircuits Patent Rights or Biocircuits Technology for any purpose whatsoever, including but not limited to the conduct of development work on any product other than the Product, other than to manufacture, market, sell or distribute the Products. A "product that is directly competitive" with any of the Products shall mean an instrument-based system performing only immunoassay tests, either quantitative or qualitative, targeted for the less than five (5) physician group practice office laboratory market.

    2.4 NOTIFICATION OF OFFERS TO ACQUIRE BIOCIRCUITS. During the term of this Agreement, if Biocircuits receives an unsolicited, bona fide, good faith, written offer from a third party for the acquisition of Biocircuits on terms that are acceptable to Biocircuits (the "Third Party Offer"), or if the Board of Directors of Biocircuits solicits offers from third parties for the acquisition of Biocircuits (the "Solicited Offer"), prior to signing a definitive acquisition agreement providing for the acquisition of Biocircuits by the party who has made such a Third Party Offer or the party who has responded to the Solicited Offer with a bona fide, good faith, written offer for the acquisition of Biocircuits on terms that are acceptable to Biocircuits (the "Solicited Response"), Biocircuits shall provide to Becton written notice of the receipt of such Third Party Offer or Solicited Response (the "Offer Notice"). The Offer Notice shall contain all of the terms and conditions of the Third Party Offer or Solicited Response, as applicable. Becton shall have twenty (20) business days to respond to the Offer Notice, during which time Biocircuits will not accept the Third Party Offer or the Solicited Response. Notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, (a) Biocircuits shall have no obligation to disclose the identity of the party making such Third Party Offer, any party to which the Solicited Offer is made or any party making a Solicited Response; and (b) Biocircuits shall have no obligation at all under this Section 2.4 to the extent that the Board of Directors of Biocircuits determines, after consultation with counsel, that compliance with any obligation under this Section 2.4 would constitute a violation of any law, rule or regulation applicable to Biocircuits. Other than the requirement to provide the Offer Notice to Becton, Biocircuits is under no other obligation to Becton under this Section 2.4, including without limitation, any obligation to negotiate with Becton or otherwise pursue a transaction with Becton regarding the acquisition of Biocircuits.

    2.5  DEVELOPMENT OF CARTRIDGES.

         2.5.1 During the term of this Agreement, Biocircuits will manufacture Existing Cartridges and Accessories for sale to Becton and will continue development of New Cartridges as set forth in Section 2.5.2 for distribution by Becton. Biocircuits shall consult with Becton in advance regarding the development of additional Cartridges other than Existing and New


                                       5.

Cartridges, if any, but shall not be obligated to undertake such development. All Cartridges shall be delivered to Becton fully packaged pursuant to
Section 5.1.4 and ready for resale.

         2.5.2 The parties agree that the New Cartridges set forth below will be available for sale according to the following schedule:

         CARTRIDGE TYPE              AVAILABILITY SCHEDULE
         --------------              ---------------------

             FTI                           12/31/97
             TSH                           12/31/97
            T4/TSH                         12/31/97
        Quantitative hCG                   12/31/97
            Digoxin                          [**]
            Free T4                          [**]
             PSA                             [**]
            [**]                             [**]

    The parties acknowledge that unforeseen circumstances or other unanticipated events may delay or otherwise affect the development of the New Cartridges pursuant to the above schedule. In the event of such unforeseen circumstances, the parties agree to discuss such circumstances and appropriate ways to address them.

    2.6 DISCOUNT AGAINST PURCHASES. For each month of delay in the availability of the [**] Cartridges beyond [**], Biocircuits shall credit the sum of [**] dollars ([**]) per month, up to a maximum cumulative sum of [**] dollars ([**]), against Becton's purchases of Products from Biocircuits hereunder. The monthly discount shall accrue on [**] and on the second day of each month thereafter until the maximum discount is accrued or the [**] Cartridges become available for sale by Becton, whether pursuant to purchase from Biocircuits or pursuant to Section 2.9. Becton's rights under this
Section 2.6 shall be in addition to any rights it may have under Section
5.1.2(d).

    2.7  CHANGE IN PRODUCTS.

         2.7.1 Biocircuits may, at any time, either add to or change any of the Products pursuant to any updating, obsolescence, or other change in Products occurring within the ordinary course of Biocircuits' business.


[**] Confidential Treatment Requested

                                       6.

         2.7.2     Biocircuits will notify Becton in writing at least thirty
(30) days in advance of any proposed changes to Product Specifications or changes to a Product. The parties agree to discuss in good faith the circumstances giving rise to such changes and appropriate actions, if any, to be taken in response to such changes. In the case of changes that would compromise (i) the performance of a Product; (ii) the compatibility of a Cartridge with the Instrument; or (iii) the ability of an end user to use the Product, no such changes shall be implemented unless mutually agreed upon in writing by both parties hereto.

         2.7.3 In the event that technical, regulatory or other reasons or events beyond Biocircuits' reasonable control prevent Biocircuits from producing a Product, Biocircuits will be under no obligation to continue producing such Product. Biocircuits shall seek the consent of Becton, such consent not to be unreasonably withheld, before ceasing to produce Products during the term of this Agreement for any reason other than the reasons set forth in the preceding sentence.

    2.8 REGULATORY APPROVALS. Biocircuits will be solely responsible for obtaining, filing and maintaining all Regulatory Approvals relating to the Products; PROVIDED, HOWEVER, that after the Manufacture Date, Becton will be solely responsible for obtaining Regulatory Approvals pertaining to the manufacturing site for the production of Instruments. All Regulatory Approvals, except those pertaining to the site for manufacturing Instruments after the Manufacture Date, will be owned by and filed in the name of Biocircuits. Becton will cooperate with Biocircuits in such manner as Biocircuits may reasonably request to assist in obtaining such Regulatory Approvals.

    2.9 BACK-UP MANUFACTURING LICENSE. In the event Biocircuits commits a Material Supply Breach, Becton shall give Biocircuits written notice of such event promptly thereafter. If such Material Supply Breach remains uncured [**] days after such written notice to Biocircuits, or if a force majeure prevents Biocircuits from supplying for a period in excess of [**] any Instruments, Cartridges or Accessories to Becton pursuant to purchase orders accepted by Biocircuits, Becton may exercise (but without the obligation to exercise) the back-up manufacturing rights (the "Back-Up Rights") to manufacture, or compel Biocircuits to sublicense a third party to manufacture for Becton, the Cartridges and Accessories as provided below, by giving Biocircuits written notice promptly after (i) such opportunity to cure has expired without cure of the Material Supply Breach or (ii) Biocircuits has failed to supply the relevant Product for a period in excess of [**] due to a force majeure, as applicable. Immediately upon Becton providing Biocircuits proper notice that it elects to exercise the Back-Up Rights provided in this Section 2.9, Becton and its Affiliates shall have the right to exercise the non-exclusive right and license, under the Biocircuits Patents and the Biocircuits Technology, solely to make Cartridges and Accessories (the "Back-Up Manufacturing License"). In the event that Becton requires that a third party manufacture the Cartridges and Accessories on its behalf, Biocircuits agrees to grant a sublicense, equivalent to the Back-Up Manufacturing License rights, to one competent manufacturer and one back-up manufacturer solely for the purpose of manufacturing the Cartridges and Accessories for Becton and its Affiliates for their sale. In the event Becton exercises the Back-Up Rights and manufactures or has manufactured the Cartridges pursuant to this Section 2.9, Becton shall thereafter pay to Biocircuits, under the


[**] Confidential Treatment Requested


                                      7.

terms set forth in Article 4 below, royalties on Net Sales of Cartridges manufactured by Becton or for Becton by a third party manufacturer at a rate of [**] of Net Sales of Cartridges.

    2.10 TECHNOLOGY ESCROW. To permit Becton to exercise its Back-Up Manufacturing License rights pursuant to Section 2.9, within sixty (60) days of the Effective Date (i) the parties will select a mutually agreed upon person or entity to serve as the holder of a technology escrow (the "Technology Escrow Holder"); (ii) Biocircuits will establish a technology escrow account with the Technology Escrow Holder; and (iii) the parties will negotiate and execute a mutually agreed upon escrow agreement which will provide for the release of the escrow contents by the Technology Escrow Holder upon occurrence of the conditions triggering Becton's Back-Up Manufacturing License rights. Upon execution of the escrow agreement, Biocircuits will place in the technology escrow account the information and data necessary to manufacture the Cartridges, Accessories and Instruments. During the term of this Agreement, Biocircuits shall update the escrow contents every six (6) months to include the then-current information and data necessary to manufacture the Cartridges, Accessories and Instruments.

    2.11 FACILITIES APPROVAL. Biocircuits shall be responsible for obtaining and maintaining all necessary plant inspection standards, plant licenses registrations or permits to enable the sale of the Cartridges and Accessories worldwide.

    2.12 ACCESS. Becton and Becton's designees shall have reasonable access to observe and inspect Biocircuits' facilities and procedures including manufacturing operations, at reasonable intervals and upon reasonable notice to Biocircuits. Biocircuits shall maintain proper and accurate records of all manufacturing steps, processes, quality assurance and quality control procedures and will provide reasonable access thereto to Becton from time to time at reasonable intervals and upon Becton's reasonable request. Upon reasonable advance notice to Biocircuits and at reasonable intervals, Becton shall have the right to send authorized representatives to any facilities where Cartridges and Accessories are manufactured by or on behalf of Biocircuits, to audit any manufacturing records and formulation and testing operations and documentation as is necessary to confirm that production of each batch of Cartridges and Accessories is in compliance with the cGMP regulations, and to confirm that Biocircuits is taking reasonable measures to protect the manufacturing facility and their premises. Upon the request of Becton, Biocircuits agrees to notify Becton of the schedules of production runs of Cartridges and Accessories and to provide Becton with its monthly production lot run reports on a six month basis. However, notwithstanding the foregoing Biocircuits shall not be obligated to disclose any information regarding Biocircuits Technology to Becton. Employees of Becton and Becton's designees who visit Biocircuits' facilities shall at all times comply with Biocircuits' rules and regulations and shall be subject to all confidentiality obligations of Becton under this Agreement.

    2.13 PRODUCT DATING. Unless otherwise agreed between the parties with respect to a particular shipment or Cartridge menu item, each Cartridge shipped by Biocircuits to Becton will have seventy-five (75%) of its labeled shelf-life remaining and unexpired on the date of shipment. Becton acknowledges that Cartridges newly or recently launched may initially have no more than [**] labeled shelf-life.


[**] Confidential Treatment Requested


                                      8.

                                  ARTICLE 3

               FORECASTS; ORDERING; DELIVERY AND ACCEPTANCE.

    3.1 CARTRIDGE AND ACCESSORIES FORECASTS AND ORDERS. Becton shall provide a 12-month rolling forecast of its good faith projected purchase orders for Cartridges and Accessories, to be updated quarterly. The first three (3) months of projections of each forecast shall represent a firm commitment to order the amounts forecasted to be ordered during such three
(3) month period and shall be accompanied by Becton's standard purchase order, PROVIDED HOWEVER, that such purchase order shall reference this Agreement and the terms and conditions of this Agreement will supersede any different or additional terms of such purchase order. Projections for months 4-12 shall represent estimates of future purchase orders. Becton shall provide its first 12-month forecast within thirty (30) days following the Effective Date, and each subsequent update will be provided fifteen (15) days prior to the beginning of the next quarterly period.

    3.2 INSTRUMENT FORECASTS AND ORDERS. Becton shall provide a forecast of its projected purchase orders for Instruments until the Manufacture Date.
The first three (3) months projections of such forecast shall represent a firm commitment and shall be accompanied by Becton's standard purchase order, PROVIDED HOWEVER, that such purchase order shall reference this Agreement and the terms and conditions of this Agreement will supersede any different or additional terms of such purchase order. Projections for the remaining months until the Manufacture Date represent estimates of future purchase orders. Becton shall provide its first 3-month forecast within thirty (30) days following the Effective Date, and each subsequent update will be provided fifteen (15) days prior to the beginning of the next quarterly period.

    3.3 ORDER ACCEPTANCE; CHANGES. Orders must be made in writing or, if made verbally, must be confirmed in writing. No orders shall be binding upon Biocircuits unless and until accepted in writing by Biocircuits. Biocircuits shall accept or reject all orders within fourteen (14) days of the receipt thereof. If Biocircuits fails to so respond to an order within such time frame, such order shall be deemed to be accepted. No written purchase order may be canceled by Becton, except with Biocircuits' prior written consent. Biocircuits may reject an order only (i) if such purchase order sets forth terms and conditions which are inconsistent with this Agreement; or (ii) if the request is unreasonable in terms of the delivery requirements based on lead times to be agreed upon by each party; or (iii) if the total amount in such order and all previous orders submitted in such calendar quarter exceeds the amount in the forecast for such calendar quarter by twenty five percent (25%) or more.

    3.4 DELIVERY. Deliveries shall be made F.O.B. Biocircuits' plant (applicable site), freight collect. Title and all risk of loss pertaining to the Products shall pass to Becton upon delivery. A normal delivery time for consumable Products (Cartridges and Accessories) will be approximately four
(4) weeks from date of order or release against a blanket order but in no event shall be more than eight (8) weeks from such date. A normal delivery time for the Instruments will be approximately three (3) weeks from date of order or release against a blanket order but in no event shall be more than six (6) weeks from such date. Biocircuits shall use commercially reasonable efforts to fill orders and deliver products on the dates specified in the orders accepted


                                      9.

from Becton. In addition to any other remedies Becton may have, Becton shall be relieved of any liability for the failure to make the period commitment purchase, to the extent such failure results from Biocircuits' failure to deliver by such dates. Such relief of liability of Becton shall be limited solely to the specific quantity of Products in question. Biocircuits shall notify Becton immediately of any event preventing delivery of Products within the time specified in the accepted order and shall use commercially reasonable efforts to achieve delivery as soon as practicable and to overcome the event preventing delivery.

    3.5 INSPECTION AND REJECTION. All Products delivered by Biocircuits are subject to quality control and test inspection by Becton to verify their compliance with the Product Specifications and conformity to the order. Biocircuits will supply a final testing certificate for each Product (or lot) showing performance data which complies with the Product Specifications. These certificates shall be shipped separately from the Products and shall be addressed to the Quality Control Supervisor of Becton. Becton shall have the right, but not the obligation, to examine some or all of the Products and verify their conformity to the order. If Becton determines that the Products do not conform to the applicable Product Specifications or there are other delivery errors, then Becton shall notify Biocircuits in writing of all shortages or nonconformities which existed at the time of delivery. Such notification shall be made upon discovery of the nonconformity, but not later
than thirty (30) days after delivery of the Product.   Any notice of
rejection shall be in writing and shall specify the reasons for rejection.
If Becton does not reject a shipment of Products within thirty (30) days following receipt, such shipment will be deemed to have been accepted. Once Becton accepts a shipment of Products, Becton shall have no recourse against Biocircuits if any Product in the shipment is subsequently deemed unsuitable for use for any reason, except as set forth in Section 6.1. After notice of rejection is received by Biocircuits, Becton shall cooperate with Biocircuits in determining whether rejection is necessary or justified. Biocircuits shall notify Becton as promptly as reasonably possible whether it accepts Becton's basis for any rejection. If Biocircuits agrees with Becton's determination that certain Products do not meet the applicable Product Specifications, Biocircuits shall (1) replace such rejected Cartridges and Accessories, or
(2) reimburse Becton for the repair of such rejected Instruments pursuant to
Section 5.1.7, as applicable. If Biocircuits disagrees with Becton's determination that certain Cartridges or Accessories do not meet the applicable Product Specifications, Biocircuits shall use reasonable and timely efforts to replace such rejected Cartridges or Accessories. The rejected Cartridges or Accessories, as appropriate, shall be submitted to a mutually acceptable third party laboratory, which shall determine whether such Cartridges or Accessories meet the specifications. The parties agree that such laboratory's determination shall be final and determinative. The party against whom the third party tester rules shall bear the reasonable costs of the third party testing. If the third-party tester rules that the Cartridges or Accessories meet specifications, Becton shall purchase those Cartridges or Accessories at the agreed-upon price, irrespective of whether Biocircuits has already replaced it. If the third-party tester rules that the batch does not meet specifications and the batch was not replaced, Biocircuits shall credit Becton's account in an amount equal to the purchase price of the rejected Cartridges or Accessories, or refund that sum to Becton, as appropriate.


                                      10.

                                   ARTICLE 4

           SIGNING FEE; PRICES; ROYALTIES; PAYMENT TERMS; STOCK PURCHASE

    4.1 SIGNING FEE. On the Effective Date, Becton shall pay to Biocircuits a nonrefundable, noncreditable signing fee of Seven Hundred Fifty Thousand Dollars ($750,000) for the marketing rights for the Products and the right to manufacture, or have manufactured, the Instruments on and after the Manufacture Date.

    4.2  PRICE.

         4.2.1 INSTRUMENTS. Becton agrees to pay Biocircuits U.S. [**] per new Instrument and U.S. [**] per refurbished Instrument, fully packaged and ready for sale, for Instruments furnished by Biocircuits to Becton prior to the Manufacture Date.

         4.2.2     CARTRIDGES.

              (a) The Cartridge transfer prices for Existing and New Cartridges are set forth on Exhibits C and D, respectively. Biocircuits may, upon mutual agreement of the parties, increase the transfer prices for Cartridges, provided that only one (1) price increase may be made per twelve
(12) month period. Such price increase shall not exceed the increase in the Producer Price Index for such period.

              (b) The transfer price of any additional Cartridges developed by Biocircuits during the term of the Agreement pursuant to Section 2.5.1 will be subject to good faith negotiation between the parties PROVIDED, HOWEVER, that in no event will such price exceed [**] of the Distributor Price or be less than [**].

         4.2.3 ACCESSORIES. The transfer prices for Accessories are set forth on Exhibit A. Biocircuits may, upon mutual agreement of the parties, increase the transfer prices for Accessories, provided that only one (1) price increase may be made per twelve (12) month period. Such price increase shall not exceed the increase in the Producer Price Index for such period.

    4.3  ROYALTIES.

         4.3.1 RUNNING ROYALTY. The parties mutually agree that Becton shall assume the manufacture of the Instrument pursuant to Article 9 herein. Becton shall thereafter pay to Biocircuits royalties on Net Sales of Instruments by Becton at a rate of [**] of Net Sales of Instruments, with a guaranteed annual minimum Instrument royalty payment of [**], commencing in calendar year 1999.

         4.3.2 ACCRUAL OF ROYALTIES. Royalty payments under this Agreement shall accrue to Biocircuits on a calendar quarter basis and payment shall be made by Becton within


[**] Confidential Treatment Requested


                                      11.

[**] following the end of each calendar quarter. Each royalty payment shall be accompanied by a report summarizing the Net Sales made and the royalty payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis during the relevant three-month period.

    4.4 PAYMENT TERMS. [**] Biocircuits shall notify Becton of the actual date of each shipment of Products at least five (5) days in advance of such shipment. All amounts payable to Biocircuits under this Agreement shall be paid in U.S. dollars.

    4.5 EXCHANGE RATE. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars due Biocircuits shall be made using the spot purchase rate published in the Wall Street Journal (Eastern Edition) for the last day of the relevant calendar quarter.

    4.6 BLOCKED CURRENCY. In each country where the local currency is blocked and cannot be removed from the country, at the election of Becton, royalties accrued in that country may be paid to Biocircuits in the country in local currency by deposit in a local bank designated by Biocircuits.

    4.7 WITHHOLDING TAXES. Payments hereunder shall be made without deduction other than such amount (if any) Becton is required by law to deduct or withhold. Payments subject to such deductions or other withholdings shall be increased by an amount which shall equal, as nearly as possible, the amount required to be deducted or withheld, less any tax benefits realizable by Biocircuits. Becton shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to Biocircuits to enable Biocircuits to claim any and all tax credits for which it may be eligible. Becton shall reasonably assist Biocircuits in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

    4.8 OTHER TAXES; TRANSPORTATION; INSURANCE. Becton will pay all non-U.S. export charges, import duties, any and all sales, use, excise, value added or other taxes or assessments imposed by any governmental authority upon or applicable to any sale to Becton under this Agreement, and all costs and charges for transportation, brokerage, handling and insurance of the Products from the point of shipment.

    4.9 OVERDUE PAYMENTS. Payments due Biocircuits under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of 1.5 % per month or the highest rate permitted by applicable law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due to Biocircuits on demand. The accrual or receipt by Biocircuits of interest under this Section shall not constitute a waiver by Biocircuits of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.


[**] Confidential Treatment Requested


                                      12.

    4.10 RECORDS; AUDIT OF SALES AND EXPENSES. Becton will maintain complete and accurate records which are relevant to sales, expenses and payments under this Agreement. Such records shall be made available by Becton upon reasonable advance notice during reasonable business hours for a period of three (3) years from creation of the individual records for examination at Biocircuits' expense and not more often than once each year by a certified public accountant selected by Biocircuits and acceptable to Becton, which acceptance will not be unreasonably withheld, for the sole purpose of verifying for Biocircuits the correctness of calculations of sales, costs, expenses or payments under this Agreement. In the absence of material discrepancies (in excess of five percent (5%)) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by Biocircuits. If material discrepancies do result, Becton shall bear the accounting expense, such expense not to exceed [**]. Any records or accounting information received from Becton shall be Confidential Information for purposes of Article 12. The terms of this Section 4.10 shall survive any termination or expiration of this Agreement for a period of five (5) years.

    4.11 STOCK PURCHASE. Becton agrees not to purchase common stock of Biocircuits in the open market or from third parties in private transactions which, in the aggregate, would exceed [**] without first obtaining the written consent of Biocircuits.

    4.12 VALUATION. During the first two quarters of the calendar year 2000, Becton may obtain, at its cost, a fair and independent valuation of Biocircuits by an appraiser or other qualified person or entity of Becton's choice. Biocircuits will exercise reasonable commercial efforts consistent with the regular conduct of its business to cooperate with such valuation process. Becton may make an offer to acquire Biocircuits based on the valuation obtained.

                                  ARTICLE 5

                                  MARKETING.

    5.1  PROMOTION AND MARKETING.

         5.1.1 DILIGENCE. Becton agrees to promote the sale, marketing and distribution of the Products in a manner consistent with generally accepted business practices.

         5.1.2     MINIMUM SALES.

              (a) Becton's internal forecast for the term of the Agreement for U.S. Instrument installations ("Installations") and non-U.S. sales is as follows:

              Calendar year [**]:  [**]

              Calendar year [**]:  [**]

              Calendar years [**]:  [**]


[**] Confidential Treatment Requested


                                      13.

              (b) In the event that Becton's actual Installations of Instruments are less than, on a cumulative basis up to the end of each calendar quarter, [**] of Becton's internal forecast of Installations for the applicable calendar quarter (the "Minimum Sales Benchmark"), Becton shall have one (1) calendar quarter in which to increase its Installations so as to meet or exceed the Minimum Sales Benchmark.

              (c) If Becton's Installations fall below the Minimum Sales Benchmark and such Installations do not meet or exceed the Minimum Sales Benchmark by the end of the next succeeding calendar quarter for any reason other than those set forth in Section 5.1.2 (e) below, Biocircuits may, at its election and in its sole discretion, terminate this Agreement.

              (d) If a menu item in Section 2.5.2 is not available for the entire month, in addition to the discount set forth in Section 2.6 (if applicable), the forecast volume will be adjusted to the actual volume achieved by Becton, not to exceed the original forecast volume.

              (e) If Becton's Installations fall below the Minimum Sales Benchmark because of a material interruption in the supply of Products to Becton, or because of a force majeure, Biocircuits and Becton will discuss an appropriate and mutually agreeable reduction of the applicable Installations consistent with the circumstances. If the parties are unable to reach agreement on the fact or amount of such a reduction, the dispute resolution procedures set forth in Section 15.1 shall apply.

         5.1.3 BUSINESS MEETINGS. Biocircuits and Becton will meet each calendar quarter during the term of the Agreement to discuss relevant issues.

         5.1.4 PACKAGING. From the Effective Date until the Manufacture Date, Biocircuits will provide Instruments, Cartridges and Accessories fully packaged in accordance with Biocircuits' standard practices and in accordance with the Product Specifications. Becton will notify Biocircuits of any special packaging requirements necessary to market any of the Products (which shall be made at Becton's expense). Commencing with the Manufacture Date, Becton will be responsible for packaging the Instruments for sale, including, without limitation, designing and producing all packaging materials and product inserts all in forms which shall be approved in writing by Biocircuits prior to first use of such materials by Becton. All packaging materials and product inserts used by Becton shall bear the Biocircuits' Trademarks (as hereinafter defined in Section 5.2). After the Manufacture Date, Biocircuits shall continue to provide to Becton Cartridges and Accessories fully packaged in accordance with Biocircuits' standard practices and labeled with the Becton trademark in compliance with Section 5.2.

         5.1.5 PROMOTIONAL LITERATURE. Upon request, Biocircuits will furnish Becton, at Becton's expense, with a reasonable supply of its sales literature, books, catalogues and the like in English in order to aid Becton in effectively carrying out its activities under this Agreement. Becton shall possess the right to design and produce promotional literature.


[**] Confidential Treatment Requested


                                      14.

         5.1.6 INVENTORY. Becton will maintain an inventory of Products reasonably sufficient to provide, where appropriate, replacement Products to its customers for any defective Product.

         5.1.7     REPLACEMENT OR SERVICE OF DEFECTIVE PRODUCTS.

              (a) INSTRUMENTS. Prior to the Manufacture Date, Becton will replace all defective Instruments returned to it by its customers, and return all such defective and irreparable Instruments to Biocircuits. Biocircuits shall supply Instruments, without charge to Becton, in an amount sufficient to replace the Instruments returned to Becton or give credit to Becton against outstanding receivables due from Becton against the price of Instruments to be delivered to Becton in the future, in amounts equal to the price paid by Becton to Biocircuits for Instruments so returned plus all transportation costs incurred by Becton in respect of such returned Instruments. After the Manufacture Date, Becton shall replace all defective Instruments at its own expense. All Instrument repair during the term of this Agreement shall be performed by Becton. For those Instruments returned to Becton for repair that were sold by Biocircuits and that remain under the Biocircuits product warranty set forth in Section 6.1.1, Biocircuits will transfer to Becton, within five (5) business days of the Effective Date, a one-time payment of [**] to cover the costs of such repair of all such Instruments (the "Repair Reserve"). If the costs of such repair exceed 125% of the Repair Reserve, Becton may notify Biocircuits of the total amount of the repair costs and, upon written verification of such repair costs, Biocircuits will reimburse Becton for such repair costs in excess of [**]. All Instruments manufactured by Becton during the term of this Agreement shall be repaired by Becton at Becton's cost.

              (b) CARTRIDGES. Becton will replace all defective Cartridges returned to it by its customers and, upon request by Biocircuits, provide all documentation related to such returned defective Cartridges to Biocircuits. During the term of this Agreement, in any given calendar quarter, Biocircuits will provide to Becton up to [**] of all Cartridges purchased by Becton from Biocircuits during the preceding calendar quarter as replacements for defective Cartridges, or, at Biocircuits election, Biocircuits will credit the equivalent amount against amounts due Biocircuits for Cartridges to be delivered to Becton in the future. Whether Biocircuits elects to replace the defective Cartridges or credit Becton's account, Biocircuits will also credit Becton's account for transportation costs incurred by Becton in respect of such returned Cartridges.

         5.1.8 RECORDS. Becton shall at all times maintain complete and accurate sales data on the Products, including price lists, catalogs, technical bulletin files and the location of each Instrument, by serial number, sold by Becton. No less than once each quarter, Becton shall supply Biocircuits with a written report detailing any commonly experienced component failures or service problems ("Incidents"). Becton shall maintain records of Incidents by serial number of the involved Instrument. Upon reasonable notice from Biocircuits, records of Incidents shall be made available by Becton for Biocircuits' inspection.

         5.1.9 EXPENSES. All expenses incurred by Becton in connection with the performance of its obligations hereunder will be borne solely by Becton. Becton will be


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                                      15.
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responsible for appointing its own employees, agents and representatives, who will be compensated by Becton.

         5.1.10 SALES REPRESENTATIVES. Becton agrees to evaluate Biocircuits' sales representatives as of the Effective Date and may, but shall not be obligated to, make offers of employment to those who meet Becton's employment criteria.

    5.2 TRADEMARKS. To the extent reasonably required by Becton to perform its obligations pursuant to this Agreement, Biocircuits grants to Becton a non-transferable, non-sublicensable, non-exclusive, royalty-free license to use during the term of this Agreement the trademarks and trade names listed in Exhibit E hereto (collectively, the "Biocircuits Trademarks") with respect to the Products, solely in connection with Becton's marketing and distribution of the Products under this Agreement. Becton will not at any time do, fail to do or permit any act to be done which in any way impairs Biocircuits' rights in the Biocircuits Trademarks. Becton may use its own brand name and logo on the Products in addition to the Biocircuits' Trademarks in any manner approved by Biocircuits pursuant to Section 5.1.4, such approval not to be unreasonably withheld. In order to comply with Biocircuits' quality control standards, Becton shall (i) use the Biocircuits Trademarks in compliance with all relevant laws and regulations and (ii) not modify any of the Biocircuits Trademarks in any way and not use any of the Biocircuits Trademarks on or in connection with any goods or services other than the Products.

    5.3 CUSTOMER SUPPORT. Becton will provide all customer support to end users of the Products during the term of this Agreement. Upon the reasonable request of Becton and at Biocircuits' sole expense, Biocircuits agrees to provide assistance to Becton , in the form of advisory consultation with Becton's customer support personnel, in delivering such customer support to end users of Products.

                                  ARTICLE 6

                       BIOCIRCUITS PRODUCT WARRANTY.

    6.1  PRODUCT WARRANTY.

         6.1.1 INSTRUMENTS. Biocircuits warrants to Becton that the Instruments provided to Becton by Biocircuits in accordance with the terms hereof shall be (i) in compliance with the Product Specifications; (ii) manufactured, packaged, labeled and stored in compliance with the FD&C, cGMP and other applicable laws, rules and regulations and (iii) free from defects in material and workmanship for a period of [**] from the date on which the applicable Instrument is delivered to Becton.

         6.1.2 CARTRIDGES AND ACCESSORIES. Biocircuits warrants to Becton that the Cartridges and Accessories provided to Becton by Biocircuits in accordance with the terms hereof shall be (i) in compliance with the Product Specifications; (ii) manufactured, packaged, labeled and stored in compliance with the FD&C, cGMP and other applicable laws, rules and


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                                      16.
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regulations and (iii) free from defects in material and workmanship until the expiration date, if any, on such Products.

         6.1.3     REPAIR AND REPLACEMENT.  Subject to the terms of Section
5.1.7 above, defective Products may be returned to Biocircuits for repair or replacement. In the case of Instruments, prior to any such return, Becton must first obtain a return of materials authorization (RMA) number from Biocircuits. Any returned Instruments must be in their original packaging and must be accompanied by the RMA number assigned to such return. Repair or replacement of the defective Product at Biocircuits' discretion shall be Becton's sole and exclusive remedy and Biocircuits' sole and exclusive obligation for any breach of the foregoing warranty.

    6.2 EXCLUSIONS. The above warranties shall not apply to any Product which (a) has been altered, (b) has not been operated, repaired or maintained in accordance with any handling, maintenance or operating instructions supplied by Biocircuits or (c) has been subjected to unusual physical or electrical stress, misuse, abuse, negligence or accident.

    6.3 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BIOCIRCUITS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, AND BIOCIRCUITS EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    6.4 NO WARRANTY PASS THROUGH. Becton shall not be entitled to pass through any of the foregoing warranties to any third parties. Becton shall be responsible for all warranties made to customers and for all customer support.

                                 ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES.

    7.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party that (i) it has the right and lawful authority to enter into this Agreement; (ii) this Agreement is legal and valid and the obligations binding upon such party are enforceable in accordance with their terms except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, receivership, moratorium and other similar laws affecting the rights of the creditors generally, or general principles of equity regardless of whether asserted in a proceeding in equity or at law; and (iii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

    7.2 PATENTS. BIOCIRCUITS warrants to Becton that (a) it is the owner of the entire right, title and interest in the Biocircuits Patent Rights and Biocircuits Technology and has all authority necessary to grant the licenses in and to the Biocircuits Patent Rights and Biocircuits Technology herein; and (b) the Biocircuits Patent Rights and Biocircuits Technology represent all of the


                                      17.
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intellectual property owned or controlled by Biocircuits which is necessary for the manufacture, use, offer for sale, sale and importation of the Instrument, Cartridges and Accessories; and (c) manufacture, use, offer for sale, sale and importation of the Instrument, Cartridges and Accessories has not been found to infringe, and to the best of Biocircuits' knowledge without undertaking inquiry, is not now infringing, and has not been the subject of any notice or allegation, received by Biocircuits as of the Effective Date, of infringement of any intellectual property right of a third party.

    7.3 TRADEMARKS. Biocircuits warrants to Becton that (a) it is the owner of the entire right, title and interest in the Biocircuits Trademarks and has all authority necessary to grant the licenses in and to the Biocircuits Trademarks herein; and (b) the use of the Biocircuits Trademarks has not been found to infringe, and to the best of Biocircuits' knowledge without undertaking inquiry, is not now infringing, and has not been the subject of any notice or allegation, received by Biocircuits as of the Effective Date, of infringement of any intellectual property right of a third party.

                                  ARTICLE 8

                              INDEMNIFICATION.

    8.1 INDEMNIFICATION BY BIOCIRCUITS. Biocircuits agrees to indemnify, defend and hold Becton harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorney's fees and court costs (collectively "Claims"), which Becton may incur to the extent such Claims arise out of (i) a Product's infringement of any United States federal or state intellectual property right of a third party (subject to Section 8.5 below), or (ii) the death or injury of any person or damage to property resulting from (a) Biocircuits' breach of its representations, warranties and covenants contained in this Agreement (b) Biocircuits' design or manufacture of the Products to the extent not caused by fault attributable to Becton, or
(c) the negligence, recklessness or willful misconduct of Biocircuits or its officers, employees or agents.

    8.2 INDEMNIFICATION BY BECTON. Becton agrees to indemnify, defend and hold Biocircuits harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorney's fees and court costs (collectively "Claims"), which Biocircuits may incur to the extent that such Claims arise out of or result from (i) Becton's breach of its representations, warranties and covenants contained in this Agreement, (ii) any Instrument manufactured by Becton after the Manufacture Date which results in injury, illness or death of any person or damage to property, to the extent not caused by fault attributable to Biocircuits, (iii) the sale, promotion or other distribution of Products by Becton otherwise than a manner consistent with the Agreement, (iv) any representation or warranty given by Becton with respect to the Products (other than product warranty given by Biocircuits in Article 6 hereto and other than the labeling for Products as cleared by the FDA), (v) the manufacture, use or sale of any product which is not supplied by Biocircuits and which is sold or combined by Becton with the Products, (vi) repairs or services rendered by Becton or (vii) injury, illness or death of any person, including without limitation, Becton's employees or contractors engaged in the manufacture of the Instrument, or to the extent such injury, illness or death to other persons


                                      18.

arises out of or results from the negligence, recklessness or willful misconduct of Becton or Becton's officers, employees or agents.

    8.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. Each party acknowledges that the foregoing limitations are an essential element of the Agreement between the parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

    8.4 INDEMNIFICATION PROCEDURE. The party seeking indemnification under this Article 8 (the "Indemnified Party") shall (i) give the other party (the "Indemnifying Party") notice of the relevant claim and the related facts with reasonable promptness after becoming aware of same, (ii) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that (subject to Section 8.5 below) the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnifying Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

    8.5 INTELLECTUAL PROPERTY. Biocircuits' obligation to indemnify Becton for Claims (as defined in Section 8.1) relating to infringement of any intellectual property right of a third party shall be limited to [**] in the aggregate and shall be Becton's sole remedy against Biocircuits for such Claims. Biocircuits may, in its sole discretion, (i) obtain for Becton the right to continue to manufacture (if applicable), market, sell and distribute the relevant Product in the United States (a "Third Party License") (ii) replace or modify the relevant Product so as to make the Product non-infringing, or (iii) if (i) and (ii) are not commercially and technically reasonable, terminate Becton's rights to distribute (and manufacture, if applicable) the relevant Product in the United States and Becton will remove all such Products from the United States market and will cease distributing (and manufacturing, if applicable) the relevant Product in the United States. If Biocircuits elects to obtain for Becton a Third Party License, Biocircuits shall not increase the applicable transfer prices set forth in Section 4.2 or royalties set forth in Section 4.3 except by mutual agreement of the parties. If the parties do not agree on such an increase, Biocircuits may elect to proceed under (iii) above. Biocircuits may, in its sole discretion, enter into a settlement with the third party, including but not limited to obtaining the rights described in (i) above. Biocircuits shall not be obligated to indemnify Becton for Claims arising out of a Product's infringement of any intellectual property right of a third party resulting from Becton's combination of such Product with technology other than the Biocircuits Patents or Biocircuits Technology, Becton's misuse or mishandling of such Product or Becton's unauthorized modification of such Product.


[**] Confidential Treatment Requested


                                      19.
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                                   ARTICLE 9

                    MANUFACTURE OF INSTRUMENTS BY BECTON.

    9.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Biocircuits hereby grants to Becton and Becton hereby accepts an exclusive (even as to Biocircuits) license, with the right to sublicense, under the Biocircuits Technology, to manufacture the Instruments effective upon the Manufacture Date for the remainder of the term of this Agreement. Upon the Manufacture Date and thereafter during the term of this Agreement, Becton agrees to manufacture, or have manufactured, the Instruments on behalf of Biocircuits.

    9.2 PRODUCTION AND MANUFACTURING STANDARDS. Becton agrees to manufacture, package, label and store Instruments (i) which meet the Manufacturing Specifications for Instruments; (ii) in a manner that is in accordance with cGMP requirements and all other applicable FDA requirements and applicable requirements of any foreign regulatory authority having jurisdiction over the manufacture or sale of the Instruments; and (iii) in a manner that is in accordance with any other procedures and documents subsequently issued and agreed to by the parties in accordance with the terms hereof. Becton shall provide such facilities, equipment and services as may be required.

    9.3 DELIVERY OF TOOLING AND TEST EQUIPMENT. At least thirty (30) days prior to the Manufacture Date, Biocircuits shall deliver the Tooling, at its expense and risk, to Becton's designated facility, or if mutually agreed to by the parties, access to such Tooling shall be otherwise made available to Becton. Biocircuits shall lease the Tooling to Becton under the terms and conditions set forth on Exhibit F. Promptly upon execution of this Agreement, the parties shall negotiate in good faith an Equipment Lease Agreement which contains the terms set forth in Exhibit F and such other terms and conditions as are customary in such agreements.

    9.4 DELIVERY OF MANUFACTURING INFORMATION. Upon request by Becton, Biocircuits shall provide Becton access to all information, documentation, drawings, schematics, data, know-how and show-how necessary to manufacture the Instruments. All information and materials provided to Becton under this Section shall be Confidential Information of Biocircuits.

    9.5 LABELS AND PACKAGING MATERIALS. Becton shall mark and label all packaging and containers for the shipment and storage of the Instruments in accordance with Biocircuits' instructions, at Becton's expense. Such packaging, labels and containers shall be in accordance with the relevant requirements of all applicable laws and regulations, as they may be amended from time to time. Such labels and packaging shall, as appropriate, include Biocircuits' trademark and trade names.

    9.6 TESTING AND DOCUMENTATION. Becton shall certify to Biocircuits' reasonable satisfaction that each Instrument was manufactured, packaged, labeled and stored in accordance with the Manufacturing Specifications for Instruments and in compliance with cGMP requirements and other applicable U.S. and foreign regulatory requirements and in accordance with procedures agreed between Becton and Biocircuits. Copies of all documentation and test results as are necessary to demonstrate Becton's compliance under this Section, including


                                      20.

records that must be maintained pursuant to applicable cGMP regulations, shall be provided or made available to Biocircuits upon reasonable notice from Biocircuits.

    9.7 FACILITIES APPROVAL. Becton shall be responsible for obtaining and maintaining all necessary plant inspection standards, plant licenses, registrations or permits to enable the sale of the Instruments worldwide. Becton shall provide on a continuing basis, access upon reasonable prior notice by Biocircuits and/or, upon the request of Biocircuits, Biocircuits' designee, to all of its protocols, standard operating procedures, equipment specifications and manufacturing records, including records that must be maintained pursuant to applicable cGMP regulations, useful or necessary for the manufacture of the Instruments, and other non-privileged documentation or materials prepared by Becton which may be useful in obtaining or maintaining registrations, clearances and approvals of the Instruments.

    9.8 ACCESS. Biocircuits and Biocircuits' designees shall have reasonable access to observe and inspect Becton's facilities and procedures including manufacturing operations, including all analytical and manufacturing documentation related to the Instruments, at reasonable intervals and upon reasonable notice to Becton. Employees of Biocircuits and Biocircuits' designees who visit Becton's facilities shall at all times comply with Becton's rules and regulations and shall be subject to all confidentiality obligations of Biocircuits under this Agreement.

    9.9 APPROVAL FOR MANUFACTURING CHANGES. Becton agrees that no changes will be made to any materials, specifications, equipment or methods of production or testing for the Instrument without Biocircuits' prior written approval. Subsequent to the prior written approval of Biocircuits, such approval not to be unreasonably withheld, Becton may then make those changes in manufacturing procedures permitted by applicable regulations. In the event that government regulations or regulatory authorities enacted after the Effective Date require a change in the manufacturing procedures for the Instrument, the parties will meet promptly to discuss a mutually agreeable way to implement such change.

    9.10 BECTON WARRANTIES REGARDING MANUFACTURE OF INSTRUMENTS. Becton warrants during the period in which it manufactures Instruments:

         9.10.1 that it will comply with all manufacturing instructions and the Manufacturing Specifications, including any quality control standards agreed to by the parties hereto;

         9.10.2 that the Instruments will be manufactured, packaged, labeled, stored and serviced in accordance with Biocircuits' instructions and specifications and in compliance with cGMP and other applicable laws, rules and regulations;

         9.10.3 that, upon delivery of Instruments to a carrier on behalf of Biocircuits or Becton, the Instruments will be in conformity with the Manufacturing Specifications and with the FD & C Act or its foreign equivalent, and with all other applicable laws and regulations then in effect; and


                                      21.

         9.10.4 that it shall not knowingly ship Instruments that are defective in any way, or are adulterated, misbranded or otherwise unsuitable, or that have been misused, contaminated, tampered with or otherwise altered, mishandled or subjected to negligence.

                                 ARTICLE 10

                    PRODUCT RECALLS; ADVERSE EVENTS.

    10.1 PRODUCT RECALL. Becton shall have the right to control the arrangement of any Product recall, and the parties will cooperate with each other in implementing such recall. Specifically, the parties shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products; the preparation and maintenance of relevant records and reports; and notification to any recipients or users. In the event that any governmental agency or authority issues a recall or takes similar action in connection with the Products, or in the event either party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the party with such information shall, within twenty-four (24) hours, advise the other party of the circumstances by telephone or facsimile. The party primarily responsible for the event precipitating the Product recall shall be responsible for the expenses arising from such recall. In the event of a recall of Cartridges and Accessories for a defect that is primarily related to the manufacture of such Cartridges and Accessories, Biocircuits shall bear the expenses arising from such recall. In the event of a recall of Cartridges and Accessories for a defect from the use, including but not limited to the manner of storage, of such Cartridges and Accessories after such Cartridges and Accessories have passed to Becton pursuant to Section 3.4 above, Becton shall bear the expenses arising from such recall.

    10.2 ADVERSE EVENTS. Each party shall advise the other party, by telephone or facsimile, within such time as is required by the FDA or foreign equivalent (with respect to the severity of an adverse event) after it becomes aware of any complaints, adverse event reports or safety issues potentially caused by use of the Products or to which the use of the Products may have contributed as well as any product malfunction or any other reportable events under 21 CFR 803-804 or similar laws and regulations in other countries. Such advising party shall provide the other party with a written report delivered by confirmed facsimile of any such reports, stating the full facts known to it, including but not limited to, customer name, address, telephone number and serial number, if any, of the Products involved.

                                  ARTICLE 11

                          INTELLECTUAL PROPERTY.

    11.1 OWNERSHIP OF PROPRIETARY RIGHTS. Biocircuits will retain all of its rights, title and interest in and ownership of all Biocircuits Technology, Biocircuits Patent Rights, copyrights, trademarks, trade secrets, and all other industrial and intellectual property embodied in the Products. Except as otherwise expressly provided in this Agreement, Becton will have no right, title or interest in any industrial or intellectual property relating to the Products, marketing


                                      22.
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and promotional materials and reports and all marketing data and all intellectual property relating thereto; PROVIDED, HOWEVER, that any marketing materials developed by or for Becton pursuant to Section 5.1.5 shall be the property solely of Becton.

    11.2 INFRINGEMENT OF BIOCIRCUITS PATENT RIGHTS BY THIRD PARTIES.

         11.2.1 NOTIFICATION. Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Biocircuits Patent Rights of which it becomes aware.

         11.2.2 ENFORCEMENT RIGHTS. Biocircuits shall retain the right to bring, at Biocircuits' expense, an appropriate action against any person or entity infringing a Biocircuits Patent Right directly or contributorily and shall be entitled to retain all amounts recovered in connection with such action. In the event that Biocircuits is unable or unwilling to commence an action against the alleged infringer within one hundred twenty (120) days of the date of notice of such infringement, Becton may, but shall not be obligated to, prosecute the alleged infringement or threatened infringement and shall be entitled to retain all amounts recovered in connection with such action. In such event, Becton shall act in its own name and at its own expense. In the event that either party brings an action under this Section 11.2.2, the other party shall, at the expense of the party bringing the action, cooperate fully with the party bringing the action, including if required to bring such an action, the furnishing of a power of attorney.

                                ARTICLE 12

                         CONFIDENTIAL INFORMATION.

    12.1 NONDISCLOSURE OBLIGATIONS. During the term of this Agreement, and for a period of five (5) years after termination hereof, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, which shall at minimum be a reasonable standard of care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. All information that is to be held confidential shall be given only to individuals who are made aware of the confidential nature of the information and who have signed a confidentiality agreement or who have a fiduciary responsibility to Becton and who have a need to know.

    12.2 EXCEPTIONS.    Confidential Information shall not include any
information which:

         12.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;


                                      23.
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         12.2.2    is known by the receiving party at the time of receiving
such information, as evidenced by its written records;

         12.2.3 is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

         12.2.4 is independently developed by the receiving party without any breach of Section 12.1;

         12.2.5 is the subject of a written permission to disclose provided by the disclosing party; or

         12.2.6    is of such inconsequential nature as to render it valueless.

    The parties agree that the material financial terms of this Agreement will be considered the Confidential Information of both parties. However, each party shall have the right to disclose the material financial terms of this Agreement to any potential acquirer, merger partner, or other bona fide potential financial partner, subject to a requirement to secure confidential treatment of such information consistent with the Agreement or if it is prudent or proper to make such disclosure to comply with applicable government regulations; provided that the disclosing party shall utilize reasonable efforts to not publicly disclose such information to the extent legally permitted and practicable.

    12.3 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:

         12.3.1 is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; PROVIDED, HOWEVER that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

         12.3.2    is otherwise required by law; or

         12.3.3 is otherwise necessary to conduct financings, file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations, including regulatory filings, or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

    12.4 PRIOR CONFIDENTIALITY AGREEMENT. The terms of this Article 12 shall supersede that certain Confidentiality Agreement between the parties dated July 14, 1997 (the "Confidentiality Agreement") and the Confidentiality Agreement shall terminate concurrent with the execution of this Agreement.


                                      24.
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                                  ARTICLE 13

                             COMPLIANCE WITH LAWS.

    13.1 COMPLIANCE WITH LAWS.

         13.1.1 MANUFACTURING AND SHIPPING. Becton and Biocircuits each shall be responsible for complying with all applicable legal and regulatory requirements of the United States and any other national, supranational (e.g., European Union), state or local regulatory agency, department, bureau, commission, council or other governmental entity regarding the manufacture and shipment obligations hereunder. Becton and Biocircuits each shall give the other party prompt notice of any impending inspections by a governmental agency of the facility used for or processes involved in the manufacture of the Cartridges, Accessories and Instruments hereunder, and shall provide the other party an opportunity to observe such inspection. Becton and Biocircuits each shall provide the other party with copies of inspection reports, correspondence and other documents relating to government inspections. Each party shall promptly notify the other of new instructions, regulations or specifications of which it becomes aware which are relevant to the manufacture of the Instruments under this Agreement and which are required by the FDA, equivalent foreign regulatory agencies, or other applicable laws or governmental regulations and shall confer with each other with respect to the best means to comply with such requirements. Each party shall assist the other in obtaining and maintaining all approvals and authorizations of any governmental agencies necessary for the manufacture, import, export or distribution of Instruments, and will promptly notify the other party of any comments, responses or notices that a party receives from any governmental authorities which relate to the regulatory status of the Instrument.

         13.1.2 MARKETING AND SALES. Becton shall comply with all applicable laws, regulations and orders of any governments or government agencies worldwide and with all other governmental requirements applicable to its promotion, marketing and sales activities with respect to the Products, including obtaining import approvals or other permits, customs clearances, or authorizations for the shipment and sale of Products. In connection with Becton's compliance with this paragraph, Becton will provide Biocircuits with all information it shall reasonably request, including but not limited to distribution records, copies of any filings made in connection therewith and any promotional literature, sales literature, books, catalogues and the like prepared in connection with the Products. Biocircuits will, at Becton's expense, furnish Becton with such assistance and cooperation as may reasonably be requested in connection with compliance with such governmental requirements.

                               ARTICLE 14

              TERM, TERMINATION, AND EFFECT OF TERMINATION.

    14.1 TERM. Except as provided in Sections 14.2 and 14.3, this Agreement and the licenses and rights granted hereunder will be effective for a term of four (4) years.


                                      25.

    14.2 EARLY TERMINATION BY EITHER PARTY. Either party may terminate this Agreement upon written notice to the other party if (i) the other party commits any material breach of this Agreement which the other party fails to cure within [**] following written notice from the non-breaching party specifying such breach; (ii) the other party permanently ceases to conduct business; or (iii) the other party (a) becomes insolvent, (b) makes an assignment for the benefit of creditors, (c) commences any dissolution, liquidation or winding up, (d) has a receiver, trustee, conservator or liquidator appointed for all or a substantial part of its assets, or (e) has a petition filed by or against it under the Bankruptcy Code of 1978, as amended, 11 U.S.C. Section 101 et seq., or under any state insolvency laws providing for the relief of debtors, and such petition is not dismissed within [**] of its filing.

    14.3 EARLY TERMINATION BY BIOCIRCUITS. Biocircuits may, at its election and in its sole discretion, terminate this Agreement if Becton fails to meet the minimum sales requirement set forth in Section 5.1.2.

    14.4 SURVIVING OBLIGATIONS. Termination or expiration of this Agreement will not (i) affect any other rights of either party which may have accrued up to the date of such termination or expiration, (ii) relieve either party of its obligations under Article 8 (Indemnity) or Article 12 (Confidential Information), or (iii) relieve Becton of its obligation to pay to Biocircuits sums due prior to termination or expiration of this Agreement.

    14.5 EFFECT OF TERMINATION. Upon the termination of this Agreement for whatever reason:

         14.5.1 the right of Becton to act as a sales representative and distributor of the Products will cease and, if the Agreement terminates after the Manufacture Date, Becton will cease manufacture of the Instruments. In addition, Becton will immediately discontinue all use of Biocircuits' trade names and trademarks in connection with the Products. Becton will return to Biocircuits all price lists, catalogs, sales literature, operating and service manuals, advertising literature and other materials relating to the Products originally provided by Biocircuits to Becton. However, for materials produced by Becton, Becton will destroy such materials which relate solely to the Product. Notwithstanding the foregoing, Becton will have the right, for a period not to exceed [**] to sell any Products remaining in inventory to the extent the same are not repurchased by Biocircuits pursuant to subsection 14.5.3 below or, in the event that this Agreement is terminated by Becton pursuant to Section 14.2 for an additional [**] solely with respect to the fulfillment of firm standing orders as proven by documentation presented to Biocircuits.

         14.5.2  Becton shall provide to Biocircuits:

                 (a) all manufacturing documentation and drawings related to the manufacture of the Instruments and the technical data package related thereto; and

                 (b) upon the effective date of termination, the following information: (i) the location of all Instruments sold by Becton during the term of this Agreement; (ii) the complaint and incident files related to the Instruments; and (iii) a copy of Becton's customer list

[**] Confidential Treatment Requested

                                      26.

for the Products compiled during the term of this Agreement, including names, addresses, telephone numbers and purchase history.

         14.5.3 in the event the Agreement either terminates at the end of four (4) years or is terminated by Biocircuits pursuant to Section 14.3, if desired by Biocircuits, Biocircuits may repurchase from Becton all of the Products (to the extent that the same are in new and original condition) then in Becton's inventory, F.O.B. Becton's facilities, and Biocircuits will repay to Becton the actual price paid by Becton to Biocircuits for such returned products less any and all amounts then owing and uncontested, for whatever reason, from Becton to Biocircuits;

         14.5.4 except to the extent of selling its remaining inventory of Instruments as permitted by subsection 14.5.1 above, after termination Becton will not represent or hold itself out as being an authorized distributor or sales representative for the Products or engage in any practices which might make it appear that Becton is still such an authorized distributor or sales representative;

         14.5.5 Becton will promptly assign or cause to be assigned to Biocircuits, or its designee, every government approval, clearance, registration or permit relating to the Products obtained by Becton. In the event such assignment is not permitted by law, Becton will cooperate in the cancellation of such government approval, clearance, registration or permit standing in its name and the reissuance of such government approval, clearance, registration or permit to Biocircuits or its nominee;

         14.5.6 Becton will transfer to Biocircuits at Becton's cost any rights it may have to any trademarks or trade names of Biocircuits; and

         14.5.7 In the event the Agreement is terminated, the Equipment Lease Agreement attached hereto as Exhibit F will terminate concurrently therewith.

    14.6 NO LIABILITY FOR TERMINATION. Neither party will have any obligation to the other by reason of the terminating party's termination permitted by this Agreement. Each party hereby agrees not to assert any claim by reason of such termination of this Agreement. Neither party, by reason of the termination of this Agreement, will be liable to the other because of any damages, expenditure, loss of profits, or prospective profits of any kind or nature, sustained or arising out of such termination or for any investments related to the performance of this Agreement or the goodwill created in the course of the performance under this Agreement.

    14.7 ACCRUED OBLIGATIONS. No termination of this Agreement will in any manner whatsoever release, or be construed as releasing, any party from any liability to the other arising out of or in connection with a party's breach of, or failure to perform any covenant, agreement duty or obligation contained in this Agreement. Neither party will be relieved from any obligations vested prior to the date of termination of this Agreement.

    14.8 ADDITIONAL PURCHASES UPON EXPIRATION OR TERMINATION. Upon expiration of this Agreement, Becton may purchase from Biocircuits, at the transfer prices set forth under Section 4.2.2, [**] during the calendar

[**] Confidential Treatment Requested

                                      27.

quarter immediately preceding the calendar quarter in which the Agreement expires. In the event the Agreement is terminated by Biocircuits pursuant to Sections 14.2(ii), 14.2(iii) or 14.3, Becton may purchase from Biocircuits, at the transfer prices set forth under Section 4.2.2, [**] purchased by Becton during the calendar quarter immediately preceding the calendar quarter in which the effective date of termination falls.

                                  ARTICLE 15

          DISPUTE RESOLUTION; GOVERNING LAW; VENUE; OFFICIAL LANGUAGE.

    15.1 DISPUTE RESOLUTION.

         15.1.1 In the event of any dispute between the parties arising under or related to this Agreement (a "Dispute"), the presidents (or a direct assignee of each of the presidents reporting to the president) of the parties hereto will negotiate in good faith in an effort to resolve such Dispute for a period of sixty (60) days following written notification from the other party describing in reasonable detail the matter in dispute. Upon the expiration of the sixty (60) day period with the Dispute remaining unsolved, either party may proceed under Section 15.1.2 below.

         15.1.2 If a matter has not been resolved under the procedures set forth in Section 15.1.1 above, then within ten (10) days thereafter, either party may, but shall not be obligated to, initiate nonbinding mediation of the controversy or claim under the then-current Center for Public Resources Model ADR procedures for Mediation of Business Disputes (the "CPR Procedures"). Once the mediation is initiated by one party, the other party agrees to participate in and conduct mediation in accordance with the CPR Procedures in good faith and not to pursue other remedies while such mediation is proceeding. If neither party initiates mediation within such ten (10) day period, or if the dispute has not been resolved by such mediation within sixty (60) days following initiation of mediation, either party may pursue all available remedies.

         15.1.3 All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the negotiation and mediation procedures set forth in this Section 15.1 are pending. The parties will take such action, if any, as may reasonably be required to effectuate such tolling.

         15.1.4 Notwithstanding the foregoing, the remedy at law for any breach of the provisions of this Agreement or such other agreements may be inadequate, and, accordingly, an aggrieved party seeking equitable relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to proceed directly in a court of competent jurisdiction to seek temporary or preliminary equitable relief.

         15.1.5 Each party shall pay its own costs incurred in attempting to resolve a dispute pursuant to the consultation and mediation procedures set forth in this Section 15.1

[**] Confidential Treatment Requested

                                      28.

without the right to recover such costs from the other party and shall share equally the cost of mediation.

    15.2 GOVERNING LAW; VENUE. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, as applied to agreements executed and performed entirely in California by California residents and in no event shall this Agreement be governed by the United Nations Convention on Contracts for the International Sale of Goods. Any claim or controversy arising out of or related to this Agreement or any breach hereof not otherwise resolved pursuant to Section 15.1 hereof shall be submitted to a federal court in the State of California having jurisdiction over the matter, and the parties hereby consent to the jurisdiction and venue of such court.

    15.3 ENGLISH LANGUAGE. The official text of this Agreement and any Exhibit or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

                                   ARTICLE 16

                                 MISCELLANEOUS.

    16.1 NO AGENCY; NO JOINT VENTURE; INDEPENDENT CONTRACTOR. Becton will act as independent contractor under the terms of this Agreement. Becton is not, and will not be deemed to be, employee, agent, co-venturer or legal representative of Biocircuits for any purpose. Becton will not be entitled to enter into any contracts in the name of, or on behalf of Biocircuits, nor will Becton be entitled to pledge the credit of Biocircuits in any way or hold itself out as having authority to do so.

    16.2 ASSIGNMENT. Neither party may assign, in whole or in part, this Agreement nor any right or obligation arising under it without the prior written consent of the other, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, that either party may assign or transfer its rights and obligations arising under this Agreement to a purchaser of all or substantially all of the stock or assets of such party or to an entity into which such party is merged, or to a wholly-owned subsidiary of such party, without the consent of the other party.

    16.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Exhibits hereto, set forth and constitute the final, complete and entire agreement between the parties hereto with respect to the subject matter hereof, supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto and are intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized officers of both parties.

                                      29.

    16.4 SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision will be construed or deemed amended to conform to applicable laws so as to be valid, legal and enforceable and to conform to the maximum extent possible to the intention of the parties including, without limitation, by deleting such provision.

    16.5 BENEFITS OF THIS AGREEMENT. Except as expressly provided for herein, nothing in this Agreement will be construed to give to any person or entity other than Becton and Biocircuits any legal or equitable right, remedy or claim under this Agreement. This Agreement will be for the sole and exclusive benefit of Becton and Biocircuits and shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

    16.6 WAIVER. No waiver of any right under this Agreement will be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

    16.7 NOTICES. Notices, consents and the like required or permitted hereunder will be in writing and will be sent to the addresses set forth below or to such other addresses as the parties may hereafter specify, and will be deemed given on the earlier of:

         16.7.1 physical delivery (or refusal to accept same) to a party, including confirmed delivery by facsimile or telex;

         16.7.2 upon delivery (or refusal to accept same) after sending by expedited courier; or

         16.7.3 upon delivery (or refusal to accept same) by certified mail, return receipt requested.

    Copies of notices will be sent to the appropriate address as set forth below:

               To Biocircuits:     Biocircuits Incorporated
                                   1324 Chesapeake Terrace
                                   Sunnyvale, California  94089
                                   Attention: John B. Kaiser

               With a copy to:     Cooley Godward LLP
                                   Five Palo Alto Square, Suite 400
                                   Palo Alto, California  94306
                                   Attention: Lana K. Hawkins, Esq.

                                      30.

               To Becton:          Becton Dickinson Microbiology Systems
                                   7 Loveton Circle
                                   P.O. Box 8999
                                   Sparks, Maryland  21152-0999
                                   Attention: President

                With a copy to:    Becton Dickinson and Company
                                   1 Becton Drive
                                   Franklin Lakes, New Jersey  07417-1880
                                   Attn: General Counsel

    16.8 FORCE MAJEURE. Each of the parties hereto will not be liable for any failure or delay in performance hereunder where such failure or delay is due, in whole or in part, to any cause beyond its reasonable control, including but not limited to Acts of God, fire, flood, warfare, labor disputes or other similar catastrophic events. If a force majeure prevents Biocircuits from supplying, for a period in excess of [**], Instruments, Cartridges or Accessories to Becton pursuant to a purchase order accepted by Biocircuits, Becton shall have the rights set forth in Section 2.9. If a force majeure prevents Becton from selling, for the [**] period after a force majeure, Cartridges and Accessories in amounts equivalent to its average sales of Cartridges and Accessories during the two calendar quarters immediately preceding the force majeure, Biocircuits may terminate Becton's right to distribute Cartridges and Accessories.

    16.9 PATENT MARKING. Becton agrees to include on the Products and on all packaging materials and Product labeling patent marking as reasonably requested by Biocircuits.

    16.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which will constitute together but one and the same document.

    16.11 HEADINGS. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    16.12 PUBLICITY. All public announcements and press releases regarding the subject matter of this Agreement shall be made only after mutual agreement by the parties as to the content and timing thereof. Any such announcements or communications shall be made only with the prior approval of the other party hereto, which shall not be unreasonably withheld, except as otherwise required by applicable law or legal process. The parties agree that the public announcement of this Agreement shall be made pursuant to a press release in the form attached as Exhibit G.

                        [SIGNATURES BEGIN ON NEXT PAGE]

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                                      31.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above mentioned.



     BIOCIRCUITS CORPORATION           BECTON DICKINSON AND COMPANY THROUGH
                                       ITS BECTON DICKINSON MICROBIOLOGY
                                       SYSTEMS DIVISION

By:                                    By:   [signature]
   --------------------------------       ----------------------------------
Printed Name:                          Printed Name: Vincent A. Forlenze
             ----------------------                 ------------------------
Title:                                 Title: President
      -----------------------------          -------------------------------

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above mentioned.



     BIOCIRCUITS CORPORATION           BECTON DICKINSON AND COMPANY THROUGH
                                       ITS BECTON DICKINSON MICROBIOLOGY
                                       SYSTEMS DIVISION

By:  [signature]                       By:
   --------------------------------       ----------------------------------
Printed Name:   John Kaiser            Printed Name:
             ----------------------                 ------------------------
Title:  President & CEO                Title:
      -----------------------------          -------------------------------

                                   EXHIBIT A

                      ACCESSORIES LIST AND TRANSFER PRICES

ITEM                                    CATALOG #                     TRANSFER
                                                                        PRICE
------------------------------------------------------------------------------
IOS Controls Kit                        1110-0002                       [**]
IOS Buffer Kit (3 pack)                 1110-0005                       [**]
IOS Printer Paper (3 pack)              1552-0003                       [**]
IOS Waste Kit                           1110-0011                       [**]
Pipette-Grey-T4/TU 33ul (1)             1210-0003                       [**]
Pipette-White-TSH 150ul (1)             1210-0008                       [**]
IOSQC Cartridge (1)                     1210-0002                       [**]
IOS Software Card (1)                   1510-0023                       [**]
Pipette Tips (96 racked)                1353-0001                       [**]
IOS Cleaning Cartridge                  1210-0050                       [**]
IOS Users Manual                        1551-0001                       [**]
IOS Instructional Video                 1552-0007                       [**]

[**] Confidential Treatment Requested

                                   EXHIBIT B

                           BIOCIRCUITS PATENT RIGHTS


  BIOC#                     TITLE                           SERIAL #      PATENT #        FILED         ISSUED
----------------------------------------------------------------------------------------------------------------
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]
[**]                         [**]                             [**]          [**]          [**]           [**]


[**] Confidential Treatment Requested

                                   EXHIBIT C

                     EXISTING CARTRIDGES AND TRANSFER PRICES


FTI (T4/T Uptake)  [**]
TSH                [**]
T4/TSH             [**]
Quant. HCG         [**]

[**] Confidential Treatment Requested

                                   EXHIBIT D

                       NEW CARTRIDGES AND TRANSFER PRICES

Digoxin  [**]
PSA      [**]
Free T4  [**]

[**] Confidential Treatment Requested

                                   EXHIBIT E

                             BIOCIRCUITS TRADEMARKS

MARK COUNTRY     APPLICATION            CLASS, GOODS, SERVICES             COUNTRY STATUS           NEXT ACTION
                 REGISTRATION
                      NO.
BIOCIRCUITS      Registration     Int'l Class 10: Medical diagnostic      Registered 10/1/96     File Declaration of
United States    No. 2,004,582    test systems consisting essentially     (First Use of Mark     Use between
                                  of optical detection apparatus, for     3/1/96)                10/1/2001-
                                  detecting the presence of                                      10/1/2002; Renew
                                  antigens, antibodies, probes, and                              registration by
                                  receptors                                                      10/1/2006

IOS              Registration     Int'l Class 10:  Medical                Registered             File Declaration of
United States    No. 2,008,814    diagnostic immunoassay device           10/15/96 (First Use    Use between
                                  for testing bodily fluids and           of Mark 3/1/96)        10/15/2001-
                                  tissue, and reagent cartridges                                 10/15/2002; Renew
                                  therefor                                                       registration by
                                                                                                 10/15/2006

                                   EXHIBIT F

                              EQUIPMENT LEASE TERMS

1.  Rent is [**]
2. Rent is payable upon the Manufacturing Date and the first day of the month thereafter during the term of the agreement. When the agreement terminates under Article 14, the obligations of this lease also terminate.
3. Upon termination of the lease, BD will provide to Biocircuits the tools and fixtures or provide access to such tooling and fixtures.
4.  Biocircuits retains title to the tooling.
5. BD shall incur the cost of maintaining and repair of such tooling during the term of the agreement.
6.  Biocircuits shall maintain adequate insurance for the tooling.
7.  Following is a list of tooling



                                           TOOLING ITEMS
                                       ---------------------
                                           Case Tooling
                                           Plastic Pump
                                           Text Fixtures
                                           Computers
                                           Tooling (Keypad)
                                           Keypad
                                           Frame (501-0019)
                                           CPU PCB (F500-0011)
                                           Stage Carriage (511-0022)
                                           MTR/DRVR PCB (F500-0012)
                                           MTR/DRVR PCB Assy (507-0089)
                                           Barcode Preamp (F500-0013)
                                           Optics Carrage (511-0030)
                                           Fluidics Interconnect (F500-0016)
                                           Ref Amp (F500-0015)
                                           Ref/Interconnect (F500-0015)
                                           UV Lamp (F500-0017)

[**] Confidential Treatment Requested

                                   APPENDIX A

                         PRODUCT SPECIFICATION DOCUMENTS

PRODUCT                                 DOCUMENT NO.

IOS-Registered Trademark- Instrument    J517-0001, Revision F
IOS Controls Kit                        1110-0002-D
IOS Buffer Kit (3 pack)                 1110-0005-C
IOS Printer Paper (3 pack)              1552-0003-A
IOS Waste Kit                           1110-0011-B
Pipette-Grey-T4/TU 33ul (1)             1210-0003-B
Pipette-White-TSH 150ul (1)             1210-0008-B
IOSQC Cartridge (1)                     1210-0002-E
IOS Software Card (1)                   1510-0023-D
Pipette Tips (96 racked)                1353-0001-C
Cleaning Cartridge                      1210-0050-A
Video                                   1552-0007-A
User Manual                             1552-0001-D
T4/T Uptake                             J210-0001-C
TSH                                     J210-0006-C
hCG (quantitative)                      J210-0017-C
hCG (serum)                             J210-0018-B